Exhibit 16.1

October 5, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Velodyne Lidar, Inc. statements (formerly known as Graf Industrial Corp.) included under Item 4.01 of its Form 8-K dated October 5, 2020. We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal on September 29, 2020. We are not in a position to agree or disagree with other statements contained therein in Item 4.01(b).

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York